Exhibit 99

HMN Financial, Inc. Announces Appointment of Director

ROCHESTER, Minn.--(BUSINESS WIRE)--November 30, 2009--HMN Financial, Inc., (HMN) (Nasdaq: HMNF) today announced that its Board has appointed Bradley C. Krehbiel as a director of HMN and Home Federal Savings Bank. Krehbiel, 50, has served as President of Home Federal Savings Bank since January 2009. He has been involved in the community banking industry for 25 years and has been with the Bank for the past 11 years.

Mr. Timothy Geisler, Chairman of HMN, said "We are pleased to have Brad join the Board. His experience and skills will enhance our abilities to develop strategies to successfully deal with the challenges facing our industry and improve Home Federal’s performance for the benefit of our customers and shareholders."

General Information

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. The Bank operates ten full service offices in southern Minnesota located in Albert Lea, Austin, Eagan, La Crescent, Rochester, Spring Valley and Winona and two full service offices in Iowa located in Marshalltown and Toledo. Home Federal Private Banking operates branches in Edina and Rochester, Minnesota. Home Federal Savings Bank also operates loan origination offices located in Rochester, Minnesota and Sartell, Minnesota.

CONTACT:
HMN Financial, Inc.
Jon Eberle, 507-535-1210
Senior Vice President